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                                                                      EXHIBIT 13


                               PURCHASE AGREEMENT

     INTRUST FUNDS Trust, a Delaware business trust (the "Trust"), and BISYS Fund Services (the "Distributor"), hereby agree as follows:

     1. The Trust hereby offers the Distributor and the Distributor hereby purchases the following shares, par value $.001 per share, of each portfolio ("Fund") of the Trust; 10,000 shares representing shares in Institutional of Service Class of Cash Reserve Money Market Fund at $1.00 per share; 10,000 shares representing shares in Institutional Premium Class of Cash Reserve Money Market Fund at $1.00 per share; 800 shares in Institutional Service Class of Kansas Tax Exempt Bond Fund at $10.00 per share; 800 shares in Institutional Premium Class of Kansas Tax Exempt Bond Fund at $10.00 per share; 800 shares representing shares in Institutional Service Class of Short Term High Quality Fund at $10.00 per share; 800 shares representing shares in Institutional Premium Class of Short Term High Quality Fund at $10.00 per share; 800 shares representing shares in Institutional Service Class of Intermediate Bond Fund at $10.00 per share; 800 shares representing shares in Institutional Premium Class of Intermediate Bond Income Fund at $10.00 per share; 800 shares representing shares in Institutional Service Class of Stock Appreciation Fund at $10.00 per share; 800 shares representing shares in Institutional Premium Class of Stock Appreciation Fund at $10.00 per share; 800 shares representing shares in Institutional Service Class of International Multi-Manager Fund at $10.00 per share; and 800 shares representing shares in Institutional Premium Class of International Multi-Manager Fund at $10.00 per share. The Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares and the Trust hereby acknowledges receipt from the Distributor of funds in the amount of $100,000 in full payment for the shares.

     2. The Distributor represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Trust begins its investment activities, the Distributor will pay to the Trust an amount equal to the number resulting from multiplying each Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Distributor or such transferee and the denominator of which is equal to the number of shares of each Fund outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 25th day of November, 1996.


                                              INTRUST FUNDS TRUST

Attest:

------------------                            By:
                                                 -------------------------------
                                              Name:
                                              Title:

                                              BISYS FUND SERVICES

Attest:

------------------                            By:
                                                 -------------------------------
                                              Name:
                                              Title:





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